EXHIBIT 10.27

Summary of unwritten Employment Contracts for named executive officers- March 2006.

The named executive officers set forth in the Summary Compensation Table are “at will” employees and do not have written employment agreements. The Compensation Committee has established the current base annual salaries of the named executive officers as follows:

John E. Presley	$175,000
Erik Wiisanen	$125,000
Joseph F. McGuire	$127,500

Such employees may receive bonus payments if granted by the Compensation Committee. Such employees are also eligible to receive grants of stock or options under the 2004 Employee Stock Incentive Plan and as directors may receive options under the 2004 Director Stock Option Plan. Any grants under the 2004 Employee Stock Incentive Plan are set by the Compensation Committee. Grants under the 2004 Director Stock Option Plan are pursuant to a formula set forth in the plan. As employees, they are eligible to receive employee benefits generally available to all employees of the Company.